Exhibit 99.6

NEWS RELEASE

Contacts:	Leigh Parrish
FTI Consulting
leigh.parrish@fticonsulting.com
212-850-5651

REDDY ICE ANNOUNCES PLAN TO STRENGTHEN ITS BALANCE SHEET

Company intends to file a voluntary Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code

Support agreements for the Plan have been executed by the majority of the principal amount of the First Lien Notes, Second Lien Notes and Discount Notes

Company expects to complete balance sheet restructuring quickly and without disruption to business

APRIL 12, 2012 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (OTCQB: RDDY) (“Reddy Ice” or the “Company”) today announced that it has filed its Annual Report on Form 10-K for the year ended December 31, 2011, in which the Company disclosed that it intends to file a voluntary Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas. The Company’s plan has the support of a majority of its lenders and major creditors. The balance sheet restructuring will ensure strong financial footing for the future and allow operations to continue uninterrupted. The Company has secured commitments from Macquarie Bank Limited for $70 million in debtor-in-possession financing to fund, among other things, the Company’s working capital needs while in Chapter 11, and $50 million in exit financing to be available to the Company upon emergence from Chapter 11.

As reported in the press release issued today announcing the Company’s fourth quarter and full year 2011 financial results, Reddy Ice’s financial position has been negatively affected by a weaker economic environment, higher commodity costs and heavy debt levels. In 2011, as EBITDA declined, the Company began to explore alternatives to address its capital structure. In recent months these efforts have accelerated, with an ad hoc committee of the largest holders of the Company’s existing 11.25% Senior Secured Notes due 2015 (the “First Lien Notes”) and 13.25% Senior Secured Notes due 2015 (the “Second Lien Notes”) negotiating the terms of a restructuring of the Company’s debt obligations. In addition, an agreement has been reached with the holders of the majority of the principal amount of the existing 10.50% Senior Discount Notes due 2012 (the “Discount Notes”).

“We expect to emerge from this restructuring as a much stronger company that is well positioned for investment in growth and enhanced profitability,” said Gilbert M. Cassagne, Chief Executive Officer and President.

The restructuring plan is intended to recapitalize the Company’s business and provide Reddy Ice with the opportunity to pursue a strategic acquisition of all or substantially all of the operations and assets of Arctic Glacier Income Fund and its subsidiaries (“Arctic Glacier”). Arctic Glacier filed for creditor protection under the Companies’ Creditors Arrangement Act in Canada (“CCAA”). The CCAA proceedings have been recognized under Chapter 15 of the Bankruptcy Code in the United States. In its CCAA proceedings, Arctic Glacier obtained court approval for and is implementing a Sale and Investor Solicitation Process (“SISP”) seeking sale and investment proposals from qualified bidders for Arctic Glacier’s business and assets. On March 28, 2012, Reddy Ice submitted a non-binding letter of intent for the purchase of all or substantially all of Arctic Glacier’s operations and assets in accordance with the SISP. There can be no assurance that Reddy Ice will be able to consummate an acquisition of Arctic Glacier.

The Company expects to commence the bankruptcy case promptly. This process is not expected to have an impact on Reddy Ice’s operations and the Company will seek to pay unsecured trade vendors in the ordinary course. Additionally, under the proposed Plan of Reorganization, which is subject to Bankruptcy Court approval, Reddy Ice is seeking to, among other things, pay unsecured trade vendors in full and provide its existing holders of common stock with a recovery, which would be increased if a transaction with Arctic is consummated. All customers will continue to be serviced without interruption.

Support agreements for the Plan of Reorganization have been executed by the holders of the majority of the principal amount of the First Lien Notes and Second Lien Notes as well as the Discount Notes. With the support of its lenders and creditors, the Company will seek to complete the restructuring process quickly, efficiently and without disruption to its business, and will request Court approval to emerge from bankruptcy in 45 days or less.

Reddy Ice’s legal advisor on the restructuring is DLA Piper LLP (US) and its financial advisors are Jefferies & Company, Inc. and FTI Consulting, Inc.

Additional information is available on the Reddy Ice website at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 1,500 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 34 states and the District of Columbia. The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®. Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.